STONEGATE MORTGAGE CORPORATION REPORTS SECOND QUARTER 2016
FINANCIAL RESULTS

Indianapolis, IN - August 4, 2016 - Stonegate Mortgage Corporation (NYSE: SGM) ("Stonegate Mortgage" or the "Company"), a leading, non-bank mortgage company focused on originating, financing and servicing U.S. residential mortgage loans, today reported financial results and operating performance for the quarter ended June 30, 2016. These results are based on continuing operations, unless otherwise noted, as the retail restructuring announced last year resulted in, and is presented as, discontinued operations.

Revenues during the second quarter of 2016 were $26.5 million, up $21.5 million, or 432% compared to the first quarter of 2016 primarily driven by a $17.8 million, or 50% improvement in changes to MSR valuations and a $5.2 million or 22% increase in gains on mortgage loans held for sale. Compared to the second quarter of 2015, revenues were down $49.0 million or 65%. Excluding the changes in MSR valuations, revenues were down $13.3 million or 23%.

Consolidated expenses during the second quarter of 2016 were $43.6 million and were down $665 thousand or 2% compared to the first quarter of 2016 primarily driven by a $547 thousand or 8% reduction in G&A expense and a $425 thousand or 6% decrease in interest expense. Compared to the second quarter of 2015, expenses decreased $11.1 million or 20%, primarily attributable to a $9.0 million or 28% reduction in salaries, commissions and benefits and a $2.1 million reduction in G&A expense.

GAAP net loss for the second quarter 2016 was $17.2 million or $0.66 per diluted share, an improvement of $20.4 million or $0.79 per diluted share compared to a reported net loss of $37.5 million or $1.45 per diluted share for the first quarter 2016. GAAP net loss was down $28.3 million or $1.09 per diluted share compared to a reported net income of $11.1 million or $0.43 per diluted share for the second quarter of 2015.

Adjusted net income1 for the second quarter 2016 was $1.0 million or $0.04 per diluted share after excluding pre-tax mortgage servicing rights valuation adjustments of $17.9 million compared to a reported adjusted net loss of $3.1 million or $0.12 per diluted share for the first quarter of 2016. Compared to the second quarter of 2015, adjusted net income decreased $1.3 million or $0.05 per diluted share, primarily attributable to lower originations volume.

“During the second quarter, we saw continued volatility within the financial markets primarily driven by economic concerns abroad. While this environment presented some challenges related to GAAP earnings, we were pleased with the overall performance of our business segments and the profitability of our core operations,” said Jim Smith, Chief Executive Officer. “The success of our restructuring efforts and execution of our cost management strategies have positioned us well for future earnings stability. As a result, we generated $1.0 million dollars in adjusted net income for the quarter. Production was up 21% and we posted a significant increase in total revenues while our overall expenses decreased by 2%. We continue to be highly focused on driving core earnings, strengthening our balance sheet and delivering value to our shareholders.”

1 Adjusted net income (loss) from continuing operations and adjusted diluted earnings (loss) per share from continuing operations are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See page 6 of this release for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

Second Quarter Highlights

•	SGM consolidated highlights

◦	Posted adjusted net income of $1.0 million during the second quarter

◦	Maintained adequate liquidity position during the quarter and posted cash and cash equivalents of $30.5 million as of 6/30/16

◦	Reduced MSR debt by $30.1 million or 33% to $62.0 million as of 6/30/16 compared to 3/31/16

•	Originations segment GAAP pre-tax income of $5.7 million - up $5.3 million over the prior quarter; adjusted pre-tax income of $5.8 million - up $5.3 million over the prior quarter

◦	Total originations of $2.3 billion - up 21% from the prior quarter

◦	Total revenues of $38.3 million - up $6.7 million or 21% from the prior quarter

◦	Total expenses down 21 basis points from the prior quarter

◦	Strong growth in Retail Channel - originations up 33% and interest rate locks up 21% from the prior quarter

•	Financing segment (NattyMac) pre-tax income of $926 thousand - up $381 thousand or 70% from the prior quarter

◦	Total funded loans of $1.2 billion - up $345 million or 39% from the prior quarter

◦	Net interest income of $1.4 million - up $305 thousand or 27% from the prior quarter

◦	Funding fee income of $459 thousand - up $134 thousand or 41% from the prior quarter

•
Servicing segment GAAP pre-tax loss of $18.6 million - an improvement of $15.0 million or 45% from the prior quarter; adjusted pre-tax loss of $0.7 million - down $2.8 million or 133% from the prior quarter

◦	Adjusted pre-tax loss primarily attributed to $2.9 million increase in MSR portfolio amortization over the prior quarter due to lower interest rate environment

◦	Total expenses down 6% from the prior quarter

◦	Closed $5.1 billion conventional MSR sale on 6/30/16 and posted a realized gain of $7.1 million

◦	End of quarter servicing UPB of $14.1 billion with a weighted average coupon of 3.80%

Audio Presentation

Stonegate Mortgage's Chief Executive Officer, Jim Smith and Chief Financial Officer, Carrie Preston, will review the results for the second quarter ended June 30, 2016 in a recorded presentation. The audio recording and accompanying slide presentation will be available on the Company's Investor Relations Website at http://investors.stonegatemtg.com/.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly-traded, mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service, and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Corporation
Key Operating Statistics
(Unaudited)

	Three Months Ended			Six Months Ended
(In millions)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Origination volume by channel:
Retail	$287.3	$215.3	$474.8	$502.7	$837.7
Wholesale	561.8	428.1	623.4	989.9	1,430.1
Correspondent	1,494.3	1,298.1	2,060.9	2,792.4	3,498.5
Total origination volume	$2,343.4	$1,941.5	$3,159.0	$4,285.0	$5,766.3

Average origination volume per business day	$36.6	$31.3	$49.4	$34.0	$46.1

Mortgage loan locks volume:
Mortgage loans locked	$3,280.3	$3,066.0	$4,131.1	$6,346.4	$8,626.3
Average mortgage loans locked per business day	$51.3	$49.5	$64.5	$50.4	$69.0

	As of
	June 30, 2016	December 31, 2015	June 30, 2015
Servicing portfolio	$14,137.9	$17,520.7	17,244.3

Stonegate Mortgage Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016		June 30, 2015
Revenues
Gains on mortgage loans held for sale, net	$28,314	$23,122	$41,220	$51,435		$86,221
Changes in mortgage servicing rights valuation	(17,927)	(35,720)	17,753	(53,647)		(6,437)
Payoffs and principal amortization of mortgage servicing rights	(10,148)	(7,249)	(11,322)	(17,396)		(25,088)
Loan origination and other loan fees	5,473	4,462	6,465	9,935		11,812
Loan servicing fees	13,712	13,446	12,611	27,158		26,950
Interest and other income	7,070	6,915	8,719	13,985		16,908
Total revenues	26,494	4,976	75,446	31,470	—	110,366

Expenses
Salaries, commissions and benefits	23,551	23,226	32,547	46,777		61,985
General and administrative expense	6,467	7,014	8,616	13,481		16,018
Interest expense	6,824	7,249	7,826	14,073		15,850
Occupancy, equipment and communication	4,050	4,247	4,041	8,298		8,266
Depreciation and amortization expense	2,725	2,546	1,672	5,271		3,382
Total expenses	43,617	44,282	54,702	87,900	—	105,501

Income (loss) before income tax expense (benefit)	(17,123)	(39,306)	20,744	(56,430)	—	4,865
Income tax expense (benefit)	29	(1,783)	8,166	(1,755)		1,841
Income (loss) from continuing operations, net of tax	(17,152)	(37,523)	12,578	(54,675)	—	3,024
Income (loss) from discontinued operations, net of tax	—	—	(1,444)	—		(3,009)
Net income (loss) attributable to common stockholders	(17,152)	$(37,523)	11,134	$(54,675)		$15

Basic earnings (loss) per share:
From continuing operations	$(0.66)	$(1.45)	$0.49	$(2.12)		$0.12
From discontinued operations	$—	$—	$(0.06)	$—		$(0.12)
Total basic earnings (loss) per share	$(0.66)	$(1.45)	$0.43	$(2.12)		$—

Diluted earnings (loss) per share:
From continuing operations	$(0.66)	$(1.45)	$0.49	$(2.12)		$0.12
From discontinued operations	$—	$—	$(0.06)	$—		$(0.12)
Total diluted earnings (loss) per share	$(0.66)	$(1.45)	$0.43	$(2.12)		$—

Stonegate Mortgage Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share and per share data)	June 30, 2016	December 31, 2015

Assets
Cash and cash equivalents	$30,466	$32,463
Restricted cash	24,478	4,045
Mortgage loans held for sale, at fair value	638,035	645,696
Servicing advances, net	21,722	19,374
Derivative assets	19,518	12,160
Mortgage servicing rights, at fair value	132,813	199,637
Property and equipment, net	18,505	22,923
Loans eligible for repurchase from GNMA	92,892	80,794
Warehouse lending receivables	202,080	199,215
Goodwill and other intangible assets, net	6,660	6,902
Subordinated loan receivable	30,000	30,000
Other assets	28,876	27,417
Total assets	$1,246,045	$1,280,626

Liabilities and stockholders' equity
Liabilities
Secured borrowings - mortgage loans	$366,817	$492,799
Secured borrowings - mortgage servicing rights	61,969	77,069
Secured borrowings - eligible GNMA loan repurchases	31,652	37,615
Mortgage repurchase borrowings	413,100	279,421
Warehouse lines of credit	235	1,306
Operating lines of credit	9,412	5,000
Accounts payable and accrued expenses	22,797	23,544
Derivative liabilities	13,369	2,517
Reserve for mortgage repurchases and indemnifications	6,301	5,536
Liability for loans eligible for repurchase from GNMA	92,892	80,794
Deferred income tax liabilities, net	696	2,364
Other liabilities	19,193	11,033
Total liabilities	1,038,433	1,018,998

Stockholders' equity
Common stock, par value $0.01, shares authorized – 100,000,000; shares issued: 25,868,393 and outstanding: 25,819,020 at June 30, 2016; shares issued: 25,845,566 and outstanding: 25,796,193 at December 31, 2015	264	264
Additional paid-in capital	271,565	270,906
Retained earnings	(64,217)	(9,542)
Total stockholders' equity	207,612	261,628
Total liabilities and stockholders' equity	$1,246,045	$1,280,626

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net income (loss) from continuing operations and adjusted diluted earnings (loss) per share from continuing operations as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted net income (loss) from continuing operations and adjusted diluted earnings (loss) per share from continuing operations exclude certain items that we do not consider part of our core operating results, including changes in valuation inputs and assumptions on our MSRs, stock-based compensation expenses, severance expenses and sale or disposal of long-lived assets. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for income (loss) before income taxes from continuing operations, net income (loss) from continuing operations or diluted EPS (LPS) from continuing operations prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net (loss) income from continuing operations	$(17,152)	$(37,523)	$12,578	$(54,675)	$3,024
Adjustments:
Changes in valuation inputs and assumptions on MSRs	17,927	35,720	(17,753)	53,647	6,437
Stock-based compensation expense	354	306	823	660	1,645
Results from discontinued retail branches	55	64	—	119	—
Tax effect of adjustments	(139)	(1,635)	6,670	(1,774)	(3,109)
Adjusted net (loss) income	$1,045	$(3,068)	$2,318	$(2,023)	$7,997

Diluted (loss) income per share	$(0.66)	$(1.45)	$0.49	$(2.12)	$0.12
Adjustments:
Changes in valuation inputs and assumptions on MSRs	0.70	1.38	(0.69)	2.08	0.25
Stock-based compensation expense	0.01	0.01	0.03	0.03	0.06
Results from discontinued retail branches	—	—	—	—	—
Tax effect of adjustments	(0.01)	(0.06)	0.26	(0.07)	(0.12)
Adjusted diluted (loss) earnings per share	$0.04	$(0.12)	$0.09	$(0.08)	$0.31

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2015 Annual Report on Form 10-K filed on March 15, 2016 and any revisions to those Risk Factors in subsequent filings, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Media:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay
212-446-1864
wclay@sloanepr.com
or
Investor:
Stonegate Mortgage Corporation
Michael McFadden
317-663-5904
michael.mcfadden@stonegatemtg.com